RACELAB

RACELAB PRODUCT AND SERVICES AGREEMENT

Term Sheet

Parties:	
RACELAB	**Customer**
RACELAB Pty Ltd ABN 44 643 349 839 PO Box 1359 Milton Qld 4064	Apple iSports Australia Pty Ltd ABN 44 655 174 280 Level 2 9/30 Prohasky Street Port Melbourne 3207

Date: 05 May, 2022

Background

RACELAB develops digital software and data solutions for the global betting marketplace.

The Customer is an online bookmaker offering betting services to the public.

This Agreement sets out the terms and conditions under which RACELAB will grant the Customer a licence to receive and use the Product(s), solely for the Purposes set out in item 6 of the Commercial Schedule, and/or supply the Customer the Services set out in this Agreement.

This Agreement consists of the following terms and conditions, to the exclusion of all other terms:

- Term Sheet;
- Commercial Schedule;
- Product and Service Annex; and
- Terms and Conditions.

Subject to the next paragraph, the documents shall be given the following descending order of precedence: (i) Term Sheet (ii) Commercial Schedule, (iii) Product and Service Annex, (iv) Terms and Conditions.

The Commercial Schedule may contain Special Conditions. In the event of a conflict or inconsistency between any Special Condition and the remainder of this Agreement, the Special Condition shall take precedence.

This Agreement shall be legally binding on the parties on and from its date of execution.

RACELAB Contact Details **(or such other contact details notified by RACELAB to the Customer in writing from time to time)**	
Commercial Contact Name: Eliot Forbes Tel: 1300 646 528 Email : eforbes@racelabglobal.com Address: PO Box 1359, Milton Qld 4064	**Contact for Contractual Notices**: Name: Eliot Forbes Email : eforbes@racelabglobal.com Address: PO Box 1359, Milton Qld 4064

Customer Contact Details **(or such other contact details notified by the Customer to RACELAB in writing from time to time)**	
Commercial Contact: Name: Stephen Oliver Tel: 0418 101 088 Email : stephen.oliver@appleisports.com Address: Level 2 9/30 Prohasky Street Port Melbourne 3207	**Contact for Contractual Notices:** Name: Jeremy Samuel Email : jeremy.samuel@appleisports.com Address: Level 2 9/30 Prohasky Street Port Melbourne 3207

Signed for and on behalf of RACELAB:	**Signed for and on behalf of Customer:**
....	....
Name:	Name: Jeremy Frank Samuel
Position:	Position: Director
Date:______________________________	Date:_05 May 2022____________________

Commercial Schedule

Product(s)

1.	**Software as a Service**	Odds Engine (Refer to Product and Service Annex)
2.	**Data Product(s):**	ProForm (Refer to Product and Service Annex)
3.	**Scope of Licence for each Product:**	Online (Refer to items 6 to 9, below)

See Product and Service Annex for further detail.

Term

4.	**Term:**	Subject to any earlier termination of this Agreement in accordance with its terms, the Agreement shall run from the Start Date and shall continue for a period of 12 Months (the "**Initial Term**"). Following the Initial Term, the Agreement shall automatically renew for further periods of 12 Months (each a "**Renewal Term**") until terminated by either party on not less than sixty (60) days' written notice to the other party, such notice to take effect no earlier than the end of the then-current Renewal Term.
5.	**Start Date**	"Go Live" date of the Apple iSport sportsbook platform, expected to be late-June, 2022 and to be advised by the Customer at least 7 days in advance.

Online Licence Terms

6.	**Purposes for which the Customer can use the Product(s) where an Online Licence is being granted:**	The Customer shall be permitted to use the Product(s) (including without limitation data or any other content derived from the Product(s)) for the following purposes: 1. To display and communicate to the public the Products on the Website(s) howsoever accessed including without limitation via mobile technologies and devices. 2. To drive bet settling and bet automation systems and equipment in the Customer's head and administrative offices (if different), provided that such systems and equipment are only used for the purpose of administrating and accounting in respect of the Customer's business operations relevant to paragraph 1 above. 3. The Product(s) may only be displayed on the Websites and Social Media Channels, and directed towards end users in the Territory, specified below. 4. To publicise, promote, advertise, or otherwise market the Website(s) including, without limitation, on any of the Customer's internal or external Social Media Channels, electronic direct mail messages, or any other direct or widely-distributed communication with current or prospective end users of the Website(s) or the Customer's products. 5. The Product(s) may only be used for fixed odds betting purposes (including for any related internal, promotional, or marketing purposes on any medium) and not for any other purpose, including for any editorial or media use. (the "**Purposes**").
7.	**Website(s):**	appleisports.com and such other websites agreed between RACELAB and the Customer in writing from time to time.

	Social Media Channel(s)	Facebook (appleisports), Twitter (@appleisports), Instagram (@appleisports), LinkedIn (apple-isports) and such other social media channels agreed between RACELAB and the Customer in writing from time to time.
8.	**Territory:**	Australia and any other territory in which the Customer holds a valid sports betting licence.
9.	**Geo-blocking:**	This Agreement does not grant the Customer any right to supply any element of the content comprised within the Product(s) in any territories other than the permitted Territory specified above for such Product(s). Where necessary, the Customer undertakes to use its best endeavours to configure its systems and implement geo blocking technology to prevent access to the Product(s) (including any content comprised within the Products) from any territories other than the permitted Territory specified above.

General Terms

10.	**General Licence Terms:**	For the duration of the Term, on the Website(s), the Customer will: (a) set up and maintain for RACELAB (and make available to RACELAB) a 'test' online betting account (or accounts) that can be used by RACELAB to access the Website(s) and view the Product(s) in full on the Website(s) within all Territories. Such access must be provided within a reasonable period prior to any go live/first use of the Product(s) and must be maintained at all times throughout the Term; and (b) not record or store, nor may it authorise or permit the recording or storage of, any content comprised in the Product(s) for the purpose of creating an archive or database of historical content. For the avoidance of doubt, this paragraph applies whether or not such archive or database is created for commercial or non-commercial purposes.

Delivery

11.	**Software**	The Software is provided as Software as a Service by RACELAB.
12.	**Data Product**	Delivery by RACELAB

Fees

13.	**Online Licence and Delivery Fees**	**Product**	**Fees**	**Reporting Requirements**
		Odds Engine	[redacted]	None
		ProForm		None
14.	**Any other fees e.g. delivery fees**	Not applicable		
15.	**Fee Adjustments**	RACELAB may implement revised pricing for a Renewal Term by giving written notice of the new pricing ninety (90) days prior to the end of the Initial Term or then-current Renewal Term. The revised pricing will apply from the commencement of the Renewal Term (and for the duration of the Renewal Term) unless the Licencee provides written notice of non-renewal in accordance with Item 4 above.		

Invoicing and Payment Terms

16.	**Fixed Fees**	The Fees are payable from the earlier of: (a) three (3) Months after the Start Date; or (b) the completion of the Integration Work. The Fees shall be paid by the Customer to RACELAB in twelve (12) equal Monthly instalments in advance except that RACELAB will invoice the Customer for one Months' Fees in advance immediately following the Start Date.
17.	**Currency**	All Fees shall be invoiced in and payable by the Customer in Australian Dollars.
18.	**Special Conditions**	Clause 2.2 is deleted and replaced with the following: 2.2 RACELAB will be entitled, in addition to any other rights it may have, to suspend (until such timeas the situation is remedied) the supply of any or all of the Product(s) and/or Service(s) and/or terminate the Agreement (in whole or in part and in RACELAB's absolute discretion) immediately on written notice to the Customer if: a) the Customer commits a material breach of the Agreement, which is not capable of remedy or, if the breach is capable of remedy, the Customer fails to remedy it within14 (fourteen) days of written notice specifying the breach and requiring its remedy; or b) the Customer makes any use of the Product(s) and/or Service(s) which is not an authorised Purpose; or c) the Customer commits a material breach of any other agreement between the parties which would entitle RACELAB to terminate that agreement; or d) the Customer suffers an Insolvency Event; or e) without prejudice to RACELAB's right to vary the content of the Product(s) under clause 4.9 (if applicable), any of the rights which RACELAB has acquired from third parties to provide the Product(s) are not renewed, extended or substituted or RACELAB's rights to grant sub-licences or otherwise supply the Product(s) cease. New clause 2.7 is added to the Agreement as follows: 2.7 Upon termination of the Agreement by the Customer pursuant to clause 2.3(a), RACELAB will refund to the Customer the proportion of Fees which have been paid by the Customer in advance in respect of the period following the date of termination. New clause 4.17 is added to the Agreement as follows: 4.17 To avoid doubt, nothing in this Agreement confers any right, title or interest to RACELAB to any of the Customer's Intellectual Property Rights. New clauses 12.3 to 12.5 are added to the Agreement as follows: 12.3 If, as a result of changes to, or inclusion of any additional, Third Party Terms, either party reasonably considers that the Agreement, or any

		provision of the Agreement, or the provision of any Product(s) and/or Service(s) in accordance with the Agreement, needs to be amended in order to comply with such Third Party Terms, then the parties shall meet as soon as reasonably practicable (and in any event within ten (10) Business Days of a request from the other party) to discuss the impact of the changed or additional Third Part Terms in good faith with a view to agreeing modifications tothe Agreement. 12.4 If the parties agree modifications to the terms of the Agreement in accordance with clause12.3, then the parties will make any amendments required to the Agreement, or enter into a new agreement (as applicable) to incorporate the agreed terms ormodifications. 12.5 If the parties fail to agree modifications to the terms of the Agreement in accordance withclause 12.3, then either Party shall be entitled to submit the issue as a Dispute in accordance with clause 19 (Dispute Resolution Procedure). If not so agreed, the Agreement shall remain in its then existing form.

Product(s) and Service(s) Annex

<table>
<tr><th>Data Product</th><th>Description</th></tr>
<tr><td>Odds Engine</td><td>
Odds Engine is a software platform accessible via the internet that provides live market pricing information, RACELAB's proprietary prices and a trader console for use by bookmakers (sportsbooks) to generate fixed odds prices on horse and greyhound racing.

Odds Engine has the following features:

Market weighting;
Customisable UI;
Configurable time series overround settings;
Market audits (under historical reports);
Nudging;
Race-day data (NR's, Vacants, etc);
Real-time pricing.

And provides the following Functionality:

Ability to configure weightings on a territory level;
Ability to configure weightings using bookmakers, exchanges, pools and tissues (blends of all sources);
Ability to configure weightings in advance and in real-time;
Ability to configure weightings by time series on a territory level;
Ability to adjust the time series values to cater for different requirements or each territory;
Ability to bet to an average overround based on the weightings selected for a territory (with odds ladder rounding);
Ability to bet to a manual overround for a territory;
Ability to bet to an average overround % per runner on a territory;
Ability to nudge and hold prices on individual selections in the UI;
Ability to view selection price histories including RACELAB prices and source prices;
Ability to configure UI settings on a user level (the user can configure the order/positioning of the bookmakers, exchanges, totes);
Ability to create new accounts and adjust user permissions (Admin users can create users and assign a role however cannot adjust manual permissions. Admins have more privileges).

The Customer will be provided access to data for the following jurisdictions and codes:

<table>
<tr><td>Australia</td><td>Thoroughbred
Harness
Greyhound</td></tr>
<tr><td>New Zealand</td><td>Thoroughbred
Harness</td></tr>
</table>
</td></tr>
</table>

<table>
<tr><td></td><td>
<table>
<tr><td></td><td>Greyhound</td></tr>
<tr><td>Hong Kong</td><td>Thoroughbred</td></tr>
<tr><td>Singapore</td><td>Thoroughbred</td></tr>
<tr><td>UK</td><td>Thoroughbred</td></tr>
<tr><td>Ireland</td><td>Thoroughbred</td></tr>
</table>
</td></tr>
<tr><td>ProFORM</td><td>
ProFORM product is a data package containing relevant information relating to global horse and dog racing events. The ProFORM data package consists of:
(a) Race Day Form (competitor form from defined jurisdictions);
(b) Speed Matrix (speed maps that illustrate the predicted early and mid-point position in-run);
(c) Runner Comments (individual runner comments that present key insights into performance expectations);
(d) Ratings (predicted performance rating between 0 and 100, assigned to individual runners; and
(e) Verdicts (automated selections/tips and a race overview.

The Customer will be provided access to data for the following jurisdictions and codes:
<table>
<tr><td>Australia</td><td>Thoroughbred
Harness
Greyhound</td></tr>
<tr><td>New Zealand</td><td>Thoroughbred
Harness
Greyhound</td></tr>
<tr><td>Hong Kong</td><td>Thoroughbred</td></tr>
<tr><td>Singapore</td><td>Thoroughbred</td></tr>
<tr><td>UK</td><td>Thoroughbred</td></tr>
<tr><td>Ireland</td><td>Thoroughbred</td></tr>
</table>
</td></tr>
</table>

<u>SERVICES</u>

<table>
<tr><td>Data Product Delivery Services - ProFORM</td><td>
Each Data Product will be delivered in JSON format. The data delivery protocol will follow an industry standard approach, for instance; open API 3 standard for RESTful data transmission.

RACELAB reserves the right to quote an additional amount payable by the Customer if an alternative delivery method other than those described above is required by the Customer.

RACELAB shall be entitled to amend the data format or delivery method to any other suitable industry standard format or delivery method as RACELAB shall decide from time to time, subject to the new format or delivery method being of a similar industry standard, and subject, where possible, to RACELAB providing the Customer with reasonable advance notice prior to the change in format or delivery method.
</td></tr>
</table>

	Refer below in relation to the 'push' APIs that will be provided and the use of the 'pull' API.
SaaS Implementation – Odds Engine	Following the Start Date, RACELAB will provision an instance of Odds Engine for the Customer and set up Customer access to the system. The Customer will be provided with a maximum of twenty (20) user accounts. Further accounts can be provided at an additional cost to the Customer. The Customer will be provided three 'push' APIs as follows: • Production; • QA; and • UAT. If the Customer requires additional API environments these can be provided at an additional cost to the Customer and the parties will agree a variation to the Agreement. The Customer acknowledges and agrees that RACELAB may put reasonable restrictions on the Customer's use of the 'pull' API to ensure that the hosting charges for the Customer's use of the server are maintained at a reasonable level, provided that RACELAB gives the Customer reasonable advance written notice of any such restrictions prior to imposing them. As part of the Implementation, RACELAB will provide the Customer three (3) 'Train the Trainer' training sessions of 2 hours each at no cost. Additional training can then be requested by the Customer at its cost.
Support Services	Refer to Schedule 1.
Hosting Services	Network Uptime is the total time across the Term that the Products and/or Services are available via the internet, assuming that Customer has established connectivity. RACELAB takes responsibility for availability within its network, however, it cannot be held liable for upstream problems outside of its network. RACELAB guarantees that its network will be available to Customer free of Network Outages or Unscheduled Downtime 99% of the Term. **Network Outages or Unscheduled Downtime** is any unplanned or unscheduled interruption in availability during which Customer is unable to access the Products or Services. **Scheduled Downtime** is any RACELAB scheduled interruption of the Products and/or Services, for the purpose of network upgrades, or replacement of any equipment in order to provide better Products and/or Services. Scheduled downtime occurs during notified downtime periods, with as much advance warning as possible via e-mail to the designated Customer Representative with a minimum of 48 hours' notice. Scheduled downtime wherever possible will be conducted between the hours of 10pm to 3am AEST to minimise disruption.

Schedule 1 – Service Level Agreement

1 Definitions

In this Schedule

Excusable Event is described in paragraph 5.

Incident means any event which is not part of the standard operation of Products which causes an interruption to or a reduction in the performance of the Products.

Priority levels indicate the urgency of Resolving an Incident, determined in accordance with clause 6.

Resolution is defined in paragraph 3.1(a).

Response is defined in paragraph 3.1(b).

Scheduled Outage means a planned period where the Products are not available to enable RACELAB to update, upgrade, maintain or improve the Products.

Service Credit means an amount calculated in accordance with paragraph 4 for failing to meet a Service Level.

Third Party means Amazon Web Services (or any other hosting provider utilised by RACELAB) and any Third Party Provider.

Ticket means a log or record of an Incident notified to RACELAB by the Customer, updated by RACELAB to reflect Response, Resolution, escalation and other activities taken in relation to the Incident, and closed when RACELAB has complied with its obligations in relation to the Incident.

Workaround means taking reasonable measures to reduce or eliminate the impact of an Incident for which a permanent Resolution of the Incident is not yet available.

Working Hours means 8:30am – 5:30 pm (AEST) on Business Days.

2 When Service Levels commence

Service Levels will be measured from completion of the Integration Work.

3 Support Services

3.1 General

(a) "Resolution" means:

(i) the Incident has been permanently resolved; or

(ii) a temporary Workaround has been provided by RACELAB.

(b) "Response" means:

(i) RACELAB has received a Ticket relating to an Incident; and

(ii) RACELAB has allocated one or more people to assess the Incident; and

(iii) RACELAB has given written notice to the Customer that the activities in paragraphs (i) and (ii) are complete.

3.2 Calculation

(a) RACELAB will use its best endeavours to Respond to and Resolve all Incidents during Working Hours within the times set out in the tables below, according to the Priority level of the Incident. RACELAB will use its best endeavours to Respond to and Resolve all P1 Incidents outside of Working Hours as soon as practicable, however the Respond and Resolve Service Levels below will not apply to such work outside Working Hours.

Priority	**Response Service Level**	**Resolution Service Level**
P1 – Critical	100% of P1 Incidents Responded to in <30minutes during Working Hours	95% of P1 Incidents Resolved in <4 hours during Working Hours
P2 – Major	100% of P2 Incidents Responded to in <2 hours during Working Hours	95% of P2 Incidents Resolved in <8 hours during Working Hours
P3 – Minor	95% of P3 Incidents Responded to in <8 hours during Working Hours	95% of P3 Incidents Resolved in 14 Business Days

(b) The following process will apply to the calculation of time for Service Level performance in relation to Incidents:

(i) **Start Time** – time will start from when RACELAB was first notified of the corresponding Incident by the Customer logging a Ticket.

(ii) **Finish Time** – time will stop when RACELAB has Resolved the Incident; and

(iii) **Clock Stop** - for calculation of the Resolution Time, if RACELAB cannot progress resolution of the Incident until:

(A) a Third Party resolves a Defect, or provides other assistance, then the calculation of time will be stopped for the following period:

(aa) from the time RACELAB notifies the Third Party of the Defect or assistance required;

(ab) until the time the Third Party responds to that notice and then the clock will start again.

(c) The measurement of Response and Resolution times does not include the duration of any Excusable Event that occurs in relation to the Ticket.

3.3 Failure

(a) Where the Priority 1 Resolution Service Level is not met, the Customer will be entitled to Service Credits in the amounts in the table below:

Priority	Resolution Performance Service Level	Service Credit (as % of the Fees in the relevant Month for the Product that is affected by the failure)		
		At or below 95% but above 90% Resolved within Service Level	At or below 90% but above 85% Resolved within Service Level	At or below 85% Resolved within Service Level
P1 – Critical	P1 Incidents Resolved in <4 hours during Working Hours	5%	8%	10%

(b) The total Service Credits payable by RACELAB under this Service Level Agreement are capped at 10% of the Fee payable per Product per Year.

(c) The parties agree that the Service Credits set out in paragraph 3.3(a) above are the Customer's sole and exclusive remedy for a breach of this Service Level Agreement.

4 Service Credits

4.1 Service Credits and calculation

(a) If RACELAB fails to meet the P1 Resolution Performance Service Level in a Month, RACELAB must pay the Customer the applicable Service Credit for the failure. The amount of the Service Credit will be calculated in accordance with this Schedule.

(b) Service Credit amounts are calculated as a percentage of the Fees for the affected Product in the relevant Month. In this schedule, Fees for the Product in the relevant Month means one-twelfth of the recurring Fees for that Product specified in the Commercial Schedule for the Year in which the Month occurs, subject to clause (c) below.

(c) If the first and last Months of the Term are less than a full calendar month, any Service Credits payable for Service Level failures in those Months will be adjusted proportionately as follows:

$$\text{Service Credit} = \text{Original Service Credit} \times \frac{(30 \text{ days- Number of days in Month})}{30 \text{ days}}$$

5 Excusable Events

(a) An "**Excusable Event**" is any of the following circumstances that affects RACELAB's ability to meet the Service Levels:

(i) failure by the Customer to perform its obligations under the Agreement;

(ii) failure or delay by the Customer, its personnel or users to provide any reasonable information, access or other inputs reasonably requested by RACELAB to investigate, replicate or address the Incident;

(iii) defect, error or malfunction in the Customer's system;

(iv) Force Majeure Event;

(v) Scheduled Downtime.

6 Priority levels

6.1 Determining Priority

RACELAB will assign a Priority to each Ticket in accordance with this section.

6.2 Priority definitions

The following definitions will be used to define the Priority level of an Incident.

(a) "**Priority 1**" or "**P1**" (critical) means the critical functionality of the Product(s) is unavailable for critical business activities.

(b) "**Priority 2**" or "**P2**" (major) means a part of the critical functionality of the Products is unavailable or is not operating efficiently for critical business activities and no viable Workaround is available or the non-critical functionality of the Product)s) is unavailable for business activities.

(c) "**Priority 3**" or "**P3**" (minor) means a partial loss of non-critical functionality or data.

Terms and Conditions

1 Definitions and Interpretation

1.1 For the purposes of the Agreement the following words and expressions will have the following meanings:

Addendum	a written addendum or variation to the Agreement signed by an authorised representative of each party;
Authorised Persons	the Customer's officers, employees, agents, subcontractors and professional advisers;
Business Day	any day, other than a Saturday or a Sunday, or a public holiday in Brisbane, Queensland;
Confidential Information	all information which is imparted or obtained (whether in writing, orally or by other means and whether directly or indirectly) under or in connection with the Agreement on, before or after the date of the Agreement and which is of a confidential nature relating to the business or prospective business, current or projected plans or internal affairs of either of the parties, including in particular, but not limited to, the subject matter of the Agreement, all know-how, trade secrets, products, operations, processes, product information, unpublished information relating to Intellectual Property Rights and any other commercial, financial or technical information relating to the business or prospective business of either of the parties. For the avoidance of doubt, the Confidential Information of RACELAB shall include all or any information relating to any Product(s) and/or Service(s) which has not been published by RACELAB or generally been made public knowledge;
Customer	the customer to whom RACELAB is providing the Product(s) and/or Service(s) under the terms of the Agreement, the details of which are set out in the Term Sheet;
Customer Content	any content (including audio, visual, text or data content) that is not licensed by RACELAB to the Customer;
Customer Systems	any systems, equipment or technology used by Customer in connection with, or which interact with, the Product(s) and/or Service(s), including any systems, equipment or technology of a third party, but excluding any RACELAB Systems;

Data Product(s)	any Data Product(s) (if any) specified in the Agreement;
Dispute	as defined in clause 19.1;
Dispute Notice	as defined in clause 19.1;
Emergency Maintenance	maintenance or updates to the RACELAB Systems which are required due to urgent technical or security issues;
Force Majeure Event	as defined in clause 9.1;
Fees	the fees to be paid by the Customer for all of the Product(s) and/or Service(s) as set out in the Agreement (as such fees may be amended in accordance with the Agreement from time to time);
IDs	as defined in clause 10.7;
Indemnified Party	as defined in clause 18.11;
Indemnifying Party	as defined in clause 18.11;
Integration Work	as defined in clause 6.1;
Insolvency Event	any one or more of the following events occurring in respect of a person:

a) a resolution is passed for the winding up of that person (other than for the purposes of reconstruction or amalgamation, which, in the case of a party, is on terms which have been previously approved in writing by the other party);

b) a liquidator, provisional liquidator or receiver or receiver and manager, voluntary administrator, or administrator of a deed of company arrangement is appointed to all or any part of the property of that person;

c) a receiver, receiver and manager, voluntary administrator or an administrator of a deed of company arrangement, is appointed to, or a mortgagee takes possession of, all or any part of the business or assets of that person;

d) that person makes any composition or arrangement or assignment with or for the benefit of its creditors;

e) that person or any creditor appoints a voluntary

administrator or a resolution is passed for that person to execute a deed of company arrangement;

f) that person ceases, or threatens to cease to carry on its business;

g) that person becomes unable to pay its debts as and when they become due; or

h) any event analogous or equivalent to the events described in paragraphs (a) to (g) above occurs in respect of that person.

Intellectual Property Rights	any current and future intellectual property rights including: a. copyrights, trade marks, trade names, design rights, domain names, rights in logos and get-up, rights in inventions, confidential information, trade secrets and know-how including commercial know-how, design rights, patents, utility models, semi-conductor topographies, all rights of whatsoever nature in computer software and data, rights in databases, privacy rights and moral rights; and b. all granted registrations and all applications for registration in respect of any of the above, all renewals, reversions or extensions, and all other intangible rights and privileges of a nature similar, analogous or allied to any of the above, in every case in any part of the world and whether or not registered, including the right to sue for damages for past infringement in relation to the above;
Licences	any and all licences, permits, approvals and permissions required under any and all relevant legislation and regulations currently in force or otherwise required at any time from any national, local or any other relevant authority or body or from any other person from time to time;
Month	each of the twelve (12) periods into which a calendar year is divided, such as January or February, and commencing on the 1st day of the relevant month;
Product(s)	the products to be licensed by RACELAB to the Customer, as specified in the Agreement (which may include, inter alia, Data Products and/or Software);

Purposes	the authorised purposes set out in the Agreement;
RACELAB Content	any content (including visual text or datacontent) that is delivered or is to be delivered by RACELAB to the Customer under the terms of the Agreement;
RACELAB Systems	any systems, equipment or technology used by or on behalf of RACELAB or any RACELAB Group Company to provide the Products and/or Services, including any computers, servers, network devices and equipment (including routers, switches and decoders), storage media and communication links, databases, software and hardware;
Regulator	a regulatory authority or other governmental body;
Relevant Tax	any Tax which is calculated, assessed or estimated on the basis whether solely or not of the nature, business or any activities whatsoever of the Customer or of RACELABor of the contractual relationship between the parties under the Agreement, but does not include any tax which is calculated, assessed or estimated purely on profits accruing to RACELAB;
Relevant Regulation	any applicable law (including any relevant anti-trust law), enactment, statute, regulation, order, ordinance or any direction, instruction, pronouncement, requirement, guidance, or decision of or agreement with a Regulator, relating to the Agreement and/or any Product(s) and/or Service(s);
Rights Holder(s)	any third parties who hold the rights (including rights of access to collect and collate data and audio-visual content) in the Product(s) and/or licenses any content comprised within the Product(s) to RACELAB;
Secure Access	as defined in clause 10.7;
Service(s)	the Service(s) to be provided by RACELAB to the Customer (if any) specified in the Agreement;
Service Level Agreement or SLA	the service level agreement (if any) set out in the Agreement;
Software	means the Software as a Service provided by RACELAB as part of the Products;
Software as a Service	means the software delivery model in which RACELAB host pre-built software (including specific configuration options) which is then accessed by the Customer via the internet using a web browser.

Special Conditions	the special conditions applicable to the Product(s) and/or Service(s) as specified in the Agreement;
Start Date	the start date of the Customer's licence to use the Product(s) and/or provision of the Service(s) specified in the Agreement;
Tax	any tax, duty, levy, licence fee or impost, or combination of such, which is payable by or to be collected by RACELAB, whether raised or imposed by a national, local or any other authority;
Term	the term set out in the Agreement;
Territory	the territory applicable to the use of the Product(s) and receipt of the Service(s) (as applicable) as set out in the Agreement;
Third Party Content	any content (including audio, visual, text or data content) that is delivered or is to be delivered by means of the Service(s) and which is not licensed to the Customer by RACELAB (if applicable);
Third Party Provider	any third party that provides content (including audio, commentary, data, images and other information) or services to RACELAB or any RACELAB Group Company, including any Rights Holder and/or satellite operators;
Website	any website or websites set out in the Agreement (if any) on which the Customer is entitled to display the Product(s); and
Year	the period of 12 (twelve) months from the date of the Agreement or the Start Date (whichever is earlier), and each consecutive period of 12 (twelve) months after such period.

1.2 Except where expressly specified to the contrary elsewhere in the Agreement:

a) references to the Customer shall not include the Customer's Group Companies; and

b) the Customer's Group Companies shall not be permitted to receive the benefit of any Product(s) and/or Service(s) licensed and/or provided under an Agreement.

Notwithstanding the foregoing, the Customer acknowledges and agrees that the Customer shall be liable to RACELAB for the actions or omissions of the Customer's Group Companies, as if they were the actions or omissions of the Customer. Any action or

omission of the Customer's Group Companies that would amount to a breach of the terms of the Agreement shall constitute a breach of the Agreement by the Customer.

1.3 Clause headings in the Agreement are for ease of reference only and shall not affect construction.

1.4 Reference in the Agreement to clauses, Appendices, Schedules, Annexes and Addenda are references to those contained in the Agreement. The Appendices, Schedules, Annexes and Addenda to the Agreement are an integral part of the Agreement and reference to the Agreement includes reference thereto.

1.5 References to "writing" or "written" include any other non-transitory form of visible reproduction of words.

1.6 References to times of the day are to that time in Brisbane, Queensland and references to a day are to a period of 24 hours running from midnight.

1.7 References to persons shall include bodies corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality.

1.8 References to the word "include" or "including" (or any similar term) are not to be construed as implying any limitation and general words introduced by the word "other" (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things and all definitions in the Agreement will apply, where the context requires, to cognate forms and plural and singular forms, and any other forms.

1.9 Except where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.

1.10 References to legislation or regulations shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such legislation or regulation.

1.11 References to the Product(s) or Service(s) shall include references to any part of them.

2 Term and Termination

2.1 Subject to the other terms of the Agreement, including the remaining sub-clauses ofthis clause 2, the Agreement shall be legally binding from the Start Date. The Customer's licence of the Product(s) and/or right to receive the Service(s) shall start on the Start Date and (subject to any earlier termination in accordance with the terms of the Agreement) shall continue in force for the Term.

2.2 RACELAB will be entitled, in addition to any other rights it may have, to suspend (until such timeas the situation is remedied) the supply of any or all of the Product(s) and/or Service(s) and/or terminate the Agreement (in whole or in part and in RACELAB's absolute discretion) immediately on written notice to the Customer if:

a) the Customer commits a material breach of the Agreement, which is not capable of remedy or, if the breach is capable of remedy, the Customer fails to remedy it within:

i. 14 (fourteen) days of written notice specifying the breach and requiring its remedy in the case of the Customer's failure to pay any part of the Fees when due; or

ii. 30 (thirty) days of written notice specifying the breach and requiring its remedy in the case of any other breach; or

b) the Customer makes any use of the Product(s) and/or Service(s) which is not an authorised Purpose; or

c) the Customer commits a material breach of any other agreement between the parties which would entitle RACELAB to terminate that agreement; or

d) the Customer suffers an Insolvency Event; or

e) without prejudice to RACELAB's right to vary the content of the Product(s) under clause 4.9 (if applicable), any of the rights which RACELAB has acquired from third parties to provide the Product(s) are not renewed, extended or substituted or RACELAB's rights to grant sub-licences or otherwise supply the Product(s) cease.

2.3 The Customer shall be entitled to terminate the Agreement immediately on written notice to RACELAB if:

a) RACELAB commits a material breach of the Agreement which is not capable of remedy or, if the breach is capable of remedy, RACELAB fails to remedy it within 30 (thirty) days of written notice specifying the breach and requiring its remedy; or

b) RACELAB suffers an Insolvency Event.

2.4 Notwithstanding clauses 2.2(d) or 2.3b), any termination where a party suffers an Insolvency Event is subject to any statutory stay on the exercise of rights, including pursuant to sections 415D, 434J and 451E of the Corporations Act, as the case may be.

2.5 Termination or expiry of the Agreement (in whole or in part) shall not affect the rights or liabilities of either party accrued prior to and including the date of termination or expiry and/or any terms intended expressly or by implication to survive termination or expiry.

2.6 Upon termination of the Agreement (in whole or in part), any amounts either party owes to the other under the terminated Agreement will become immediately due and payable.

2.7 Upon termination of the Agreement by RACELAB pursuant to clauses 2.2(a) – (c), the Customer will pay to RACELAB a sum equal to the Fees which would have been payable by the Customer in respect of the period from the date of the termination for the remainder of what would have been the full Term had it not been terminated early. The Customer will pay this sum as "deemed Fees" on the date of the termination which shall not be limited or excluded under clause 8.

3 Fees

3.1 In consideration of the provision by RACELAB of the Product(s) and/or Service(s), the Customer shall pay the Fees to RACELAB in accordance with the terms of the Agreement.

3.2 Except as specified otherwise in the Agreement, RACELAB shall be entitled to invoice for the Fees monthly in advance and all invoices shall be payable within 14 days of receipt of a valid tax invoice.

3.3 Any amounts comprised within the Fees expressed to be payable per annum shall be reduced proportionately in respect of any period of less than twelve months in which the Fees become payable.

3.4 RACELAB may increase the Fees on prior written notice at any time during the Term by any amount to reflect the imposition of a Relevant Tax or Taxes.

3.5 The Fees where stated or quoted are exclusive of GST which shall be additionally payable by the Customer, where applicable.

3.6 Each party shall make prompt and correct payments of all amounts owed to the other under the Agreement. If any amount owing by the Customer is 30 days or more overdue then RACELAB may, after providing notice to the Customer if its intention to do so, suspend the Products and/or Services.

3.7 If RACELAB fails to perform any of its obligations under the Agreement and such failure to perform was caused or contributed to by an act or omission of the Customer, then the Customer shall not be relieved of its obligation to pay the Fees to RACELAB.

4 Licence and Supply of Products

4.1 RACELAB shall grant to the Customer a non-exclusive, non-transferable licence to receive and use the Product(s) solely for the Purposes, on the terms and conditions set out in the Agreement during the Term. All rights not expressly granted to the Customer under the Agreement are exclusively reserved to RACELAB.

4.2 Except as expressly prohibited elsewhere in the Agreement, the Customer is entitled to incorporate or combine the Customer's own information or information licensed to the Customer from a third party with the Product(s) for the purpose of providing a comprehensive service to the Customer's end customers. For the avoidance of doubt, notwithstanding the foregoing, the Customer shall not be entitled to modify, alter or manipulate the Product(s), or any content comprised within the Product(s), without the prior written consent of RACELAB.

4.3 The licence granted to the Customer in respect of the Product(s) shall not confer upon the Customer any right to use, distribute or communicate to the public, or to authorise others to use, distribute or communicate to the public, the Product(s) for any purpose other than the Purposes. The Customer shall not, and shall not authorise or permit any third party to:

a) make any copies in any medium whatsoever of the Product(s), except as required to use the Product(s) for the Purposes or as otherwise expressly permitted under any Agreement; and/or

b) transcribe or relay the Product(s) in any medium (whether physical or electronic) to any other body or person other than allowed pursuant to the Purposes.

4.4 Except as expressly permitted in the Agreement, the Customer must not authorise or permit the Product(s) to be stored, edited, manipulated, reproduced or further communicated or transmitted without RACELAB's prior written consent, which RACELAB may give or withhold in its absolute discretion. Without limiting the foregoing, the Customer shall not record or store any data comprised in the Product(s) for the purpose of creating an archive or database of historical data.

4.5 Except as expressly permitted in the Agreement, the Customer must not supply, license, relay or otherwise distribute, or enter into any agreement or other arrangement to supply, license, relay or otherwise distribute, or allow any other person to supply, license, relay or otherwise distribute, the Product(s) (or any data comprised in the Product(s)) to any other body or person without RACELAB's prior written consent, which RACELAB may give or withhold in its absolute discretion.

4.6 The Customer agrees that:

a) the Customer will use the Product(s) entirely at the Customer's own risk;

b) the Customer shall not alter any copyright notices which may be included as part of the Product(s);

c) RACELAB gives no warranty that the Product(s), or any data included in the Product(s) or results from the Product(s) will be accurate or error free, or contain all necessary material and information;

d) if the Customer makes any use of the Product(s) for any purpose which is not a Purpose, RACELAB shall be entitled to suspend supply of the Product(s) or to terminate the Agreement in accordance with clause 2; and

e) the Customer shall use its best endeavours to ensure that any service or other material that incorporates the Product(s) shall not contain any statement or other material that (i) incorporates pornographic material; and/or (ii) uses foul language or blasphemy,is libellous, offensive, obscene or otherwise unlawful.

4.7 RACELAB excludes any and all liability which RACELAB may otherwise have to the Customer as a director indirect result of any third party exploiting any rights which in any way infringe or contravene the rights which RACELAB has granted to Customer under the Agreement.

4.8 All rights in or to the Product(s) (including all Intellectual Property Rights) and any content comprised in the Product(s) and all Confidential Information relating to the Product(s) shall belong to RACELAB and/or to RACELAB's licensors. The Customer shall not acquire any right, title or interest in or to the Intellectual Property Rights in the Product(s) except as expressly set out in this clause 4 or in an Agreement.

4.9 The Customer agrees and acknowledges that it may be necessary for RACELAB to add to or vary the content or specification of the Product(s), as a consequence of an action or inaction of a Rights Holder, including any restrictions that a Rights Holder places on collection of data, or otherwise. Where practicable, RACELAB will notify the Customer in

advance of all such amendments.

4.10 RACELAB will install new software releases, upgrades, fixes and patches necessary to maintain the Software at no additional cost to the Customer.

4.11 The Customer shall:

a) ensure that any text-based service the Customer provides that includes any Product(s) (which includes an own-brand text service or a Website), displays the following copyright notice and/or any other copyright notice that RACELAB may advisethe Customer of during the Term:

"© RACELAB Pty Ltd [year]

Copyright in the information provided in this service is the property of RACELAB Pty Ltd ("RACELAB") and/or its licensors. This information is intended for personal use only and may not be displayed in public, broadcast or used for any commercial purpose without the express written consent of RACELAB. Whilst every effort is made to ensure that the information is accurate, RACELAB accepts no responsibility for any use made of the information provided on this website or in this service and excludes all liability in respect of any loss suffered by any person arising directly or indirectly from use of the information";

b) use all reasonable endeavours to procure that the Customer's end customers do not infringe the Intellectual Property Rights in the Product(s);

c) use all reasonable information technology security measures to prevent the theft or unauthorised or unlawful reception, exhibition, copying or use of the Product(s).

4.12 The Customer shall not do, omit to do, or authorise any third party to do, any act relating to the Product(s) that will undermine or infringe RACELAB's, or any of RACELAB's licensors', Intellectual Property Rights in the Product(s), during or after the Term.

4.13 The Customer agrees that RACELAB can include the Customer's name and logo on its website to promote that the Customer is a client of RACELAB.

4.14 The Customer agrees that:

a) the Customer will notify RACELAB in writing at the earliest opportunity of any actual, threatened or suspected unauthorised use of the Product(s) or other infringement or potential infringement of the Intellectual Property Rights in the Product(s) of which the Customer becomes aware, and shall provide RACELAB with all information the Customer has in the Customer's possession concerning the actual, threatened or suspected infringement and give RACELAB all reasonable assistance (at RACELAB's reasonable cost) in any action that RACELAB may consider necessary to take against such potential or actual infringers to protect RACELAB's rights; and

b) as between the parties, RACELAB shall be solely entitled in RACELAB's absolute discretion andat RACELAB's expense to institute proceedings and do all such acts or things as RACELAB (and/or RACELAB's licensors) may deem necessary or

desirable for the purpose of establishing, protecting, enforcing or recovering damages or penalties in respect of any infringement of the Intellectual Property Rights in the Product(s) in any part of the world and all sums recovered by RACELAB in respect of an infringement of any of such rights shall (as between the parties) belong to RACELAB.

4.15 The Customer represents, warrants and undertakes that:

a) the Customer will not infringe any third party rights, including any Intellectual Property Rights of any party in connection with the activities contemplated under the Agreement; and

b) the Customer shall be responsible at its sole cost for all copyright, licence and other clearance payments in respect of the use of any Customer Content in all or any media throughout the Territory, including any sums due in respect of the performing rights in any music comprised in such material.

4.16 The Customer indemnifies RACELAB on demand from and against all liabilities, claims, demands, actions, losses, damages, costs and expenses (including legal costs and expenses) arising out of or in connection with:

a) any use by the Customer (and/or its end users and any person, firm or corporation authorised or permitted by the Customer) of the Product(s) and/or Services in a manner not authorised under the Agreement;

b) any breach by the Customer of this clause 4; and/or

c) any claims made by a third party that modifications of any Product(s) made by or for the Customer (other than by RACELAB) infringes the Intellectual Property Rights of any third party.

5 Provision of Service(s)

5.1 With effect from the Start Date, RACELAB shall provide the Customer with the Service(s) on the terms and subject to the conditions of the Agreement.

5.2 RACELAB shall ensure that with effect from the Start Date and throughout the Term RACELAB has obtained and will maintain all Licences RACELAB requires to enable it to provide the Service(s).

5.3 The Customer acknowledges that:

a) it is not technically practicable for RACELAB to provide the Service(s) free from fault or interruption and RACELAB provides no warranty or other contractual commitment that the Service(s) will be uninterrupted or error free; and

b) the Service(s) may involve the use of the internet and other telecommunications and computer networks and, as a result, the Service(s) may be subject to limitations, delays and other problems inherent in the use of a communication facility.

6 Integration

6.1 The Customer acknowledges that, in order to receive the Product(s) and/or Service(s), the Customer may be required to complete certain integration work between the RACELAB Systems and the Customer Systems (the "**Integration Work**"). Unless expressly agreed otherwise in writing with RACELAB, the Customer shall be responsible, at the Customer's own cost, for completing the Integration Work and the Customer agrees to perform such Integration Work in accordance with any reasonable instructions issued to the Customer by RACELAB from time to time.

6.2 The Customer shall be required to maintain the Customer Systems at the Customer's cost. The Customer acknowledges that RACELAB shall not be required to provide the Customer with the Product(s) and/or Service(s) unless and until all Integration Work has been completed to the reasonable satisfaction of RACELAB and/or during any period when the integration of any of the Customers Systems required for the provision of the Product(s) and/or Service(s) are not properly maintained and/or not properly functioning in accordance with RACELAB's reasonable requirements.

7 Warranties

7.1 Each party warrants to the other that:

a) it has full capacity and authority and all necessary licences, permits, approvals and consents to enter into and to perform its obligations under the Agreement;

b) the Agreement has been duly authorised by it and executed by its duly authorised representative; and

c) there are no matters of which it is aware as at the date of the Agreement which might adversely affect its ability to perform its contractual obligations under the Agreement.

7.2 Each party further warrants to the other that it will perform its obligations under the Agreement:

a) with all reasonable care and skill and in a timely manner;

b) using sufficient personnel who have the requisite skills and experience to undertake such duties; and

c) in compliance with all applicable laws and regulations.

7.3 The Customer warrants and undertakes that:

a) The Customer shall not use the Product(s) and/or Service(s) in connection with betting transactions which are illegal or for which the Customer does not hold the requisite regulatory licence;

b) before the Start Date, the Customer will have obtained all and any Licences which are required in any jurisdiction in order for the Customer to lawfully and properly receive the RACELAB Content and to use and distribute the RACELAB Content for betting purposes and any other Purposes);

c) before any of the Licences lapse, expire or further Licences are required, the Customer will obtain any extension or new Licences which are required in order for the Customer lawfully and properly to receive RACELAB Content and to use and distribute the RACELAB Content for betting purposes and any other Purposes;

d) during the Term the Customer will comply with the conditions of any Licence (and pay or procure payment of any fees or charges payable for all Licences) and with all pertinent legislation and regulations and will not wilfully or negligently do anything that might cause such Licences and/or permissions to be suspended or withdrawn; and

e) the Customer will not wilfully or negligently do anything or omit to do anything that might cause any Licences and/or permissions to be suspended or withdrawn.

7.4 The Customer shall indemnify RACELAB on demand from and against all liabilities, claims, demands, actions, losses, damages, costs and expenses (including legal costs and expenses) arising out of or in connection with any breach by the Customer (in whole or in part) of the representations, warranties and undertakings set out in this clause 7; and

7.5 The Customer acknowledges that:

a) RACELAB gives no warranty, or other contract term or recommendation as to the suitability of any Products or Services for any specific purpose. The Customer must satisfy itself as to whether the Products or Services are suitable for its purpose(s);

b) RACELAB gives no warranty as to the accuracy of any Product(s), or as to the results to be obtained from any Product(s) and the Customer relies on such Product(s) at the Customer's own risk. RACELAB shall not be liable for any inaccuracies relating to or comprised within any Product(s); and

c) nothing in the Agreement shall permit, or be construed so as to permit, the Customer to make any statement to any third party regarding the suitability or otherwise of any Product(s) or Service(s) for any purpose, without RACELAB's prior written consent.

7.6 RACELAB shall indemnify the Customer on demand from and against any and all costs, damages, expenses (including reasonable legal costs and expenses), losses and liabilities suffered or incurred by the Customer as a result of or in connection with:

a) the acts or omissions of RACELAB infringing any laws or regulations applicable from time to time;

b) any claim against the Customer that any RACELAB Content, that is included as part of any Product breaches a third party's Intellectual Property Rights; and/or

c) any claim against the Customer that use or supply of the Products and or Services in accordance withthe terms of the Agreement breaches a third party's Intellectual Property Rights (including for the avoidance of doubt database rights).

8 Limitations and Exclusions of Liability

8.1 The Customer acknowledges that where the Agreement contains a Service Level Agreement, the scope of RACELAB's obligations and the Customer's sole remedy in respect of any Product(s) and/or Service(s) covered by the Service Level Agreement is limited to those set out in the Service Level Agreement.

8.2 Nothing in the Agreement shall exclude or limit either party's liability to the other for

a) fraud or fraudulent misrepresentation;

b) liability that cannot be excluded by law;

c) infringement of Intellectual Property Rights;

d) death or personal injury resulting from gross negligence;

e) the Customer's liability to pay the Fees or its wilful default of the Agreement.

8.3 Subject to clause 8.2, in no circumstances shall either party be liable to the other party for:

a) any loss of profit, revenue, bargain, anticipated savings, goodwill, opportunities or business (whether direct or indirect);

b) any loss or corruption of data; or

c) any indirect or consequential loss of any nature.

8.4 Subject to clause 8.2, each party's liability to the other party, in respect of all claims, losses or damages, whether arising from tort (including negligence), breach of statutory duty, restitution, breach of contract or otherwise under or in connection with the Agreement and/or the Product(s) and/or Service(s) covered by the Agreement, shall be limited for all incidents, whether related or unrelated, in a Year, to an aggregate amount of the greater of:

a) $500,000; or

b) twice the amount of the then current Fees payable by the Customer under the Agreement in that Year.

8.5 All warranties, conditions, terms and liabilities express or implied, statutory or otherwise, which are not expressly set out in the Agreement are excluded except to the extent such exclusion is prohibited or limited by law.

8.6 RACELAB will not be in breach of the Agreement if it fails to provide the Product(s) and/or Service(s) or to perform any of its other obligations under the Agreement, to the extent such failure is caused or contributed to by:

a) any act or omission of the Customer or any related entities of the Customer, or its or their directors, officers, employees, contractors or agents;

b) any breach by the Customer of the Agreement;

c) any failure by the Customer to comply with the reasonable written requests or instructions of RACELAB in respect of the Product(s) and/or Service(s);

d) the Customer not performing any obligations it has agreed to perform under the Agreement or as otherwise agreed with RACELAB;

e) any failure of the Customer's systems, hardware, software, communications equipment, networks or other equipment used to receive any Product(s);

f) any act or omission of a Third Party Provider, including any failure by a Third Party Provider to provide products and/or services to RACELAB;

g) termination or expiry of any agreement or arrangement between RACELAB and a ThirdParty Provider, save where the termination is caused by an act or omission of RACELABand not by any third party;

h) Emergency Maintenance or reasonable planned maintenance of any RACELAB Systems used to provide any Product(s) and/or Service(s);

i) a Force Majeure Event or an Insolvency Event which effects a Third PartyProvider; or

j) any other circumstances or events for which RACELAB is not liable under clause 9 or as set out in the Agreement,

(each an "**Excluded Event**").

8.7 Each provision of this clause 8 is to be construed as a separate limitation applying and surviving even if for any reason one of the provisions is held inapplicable orunenforceable in any circumstances and will remain in force notwithstanding terminationor expiry of the Agreement.

8.8 The Customer accepts that the allocation of liabilities and risk between the parties as effected by the Agreement takes into account such matters as the nature of the Product(s) and/or Service(s) and the price and the possible availability and cost to each party of putting in place such preventative, protective, curative, insurance and other measures as would be sufficient to minimise the impact and amount of any loss suffered should such risk materialise, and that accordingly such allocation of liabilities and risk is reasonable as between the parties in all the circumstances prevailing at the time of the Agreement.

9 Force Majeure

9.1 Neither party shall be liable for any delay in meeting, or failure to meet, its obligations (other than a payment obligation) under the Agreement due to any cause beyond that party's reasonable control ("**Force Majeure Event**"). Without limitation, the following will be regarded as causes beyond a party's reasonable control:

a) act of God, explosion, flood, tempest, fire, fog, sun outage, inclement weather and other meteorological conditions, perils of the sea or rivers or accident;

b) war or threat of war, sabotage, malicious damage, insurrection, civil disturbance

or requisition;

c) acts, restrictions, regulations, by-laws, prohibitions or measures of any kind on the part of any government or other authority;

d) strikes, lock-outs or other industrial actions or trade disputes (whether involving a party's employees or those of a third party);

e) difficulties or delays in obtaining raw materials, labour, fuel, machinery or supplies or transport delays;

f) equine influenza, disease or other pandemic affecting humans (including for the avoidance of doubt COVID-19) or animals;

g) satellite, transponder or satellite transmission failure, or degradation or failure or degradation of terrestrial facilities for the uplink to such satellite, power failure or breakdown in machinery or other contingencies preventing or delaying Product and or Service provision;

h) any failure, downtime (whether scheduled or not), upgrade, design limitations of any RACELAB Systems or their security measures caused by circumstances beyond the reasonable control of RACELAB.

9.2 If a party is affected by a Force Majeure Event, the affected party shall notify the other party in writing as soon as reasonably practicable after the start of the Force Majeure Event. Such notice shall include reasonable details of the nature of the Force Majeure Event, the date on which it started, its likely or potential duration, and the effect of the Force Majeure Event on its ability to perform any of its obligations under the Agreement.

9.3 If a Force Majeure Event has a material adverse effect on the performance of the Agreement and continues for a continuous period of more than ninety (90) days from the commencement of the Force Majeure Event, either party may terminate the Agreement by giving fourteen (14) days' notice to the other party. On the expiry of this notice period, the Agreement will terminate unless normal performance has resumed. Such termination shall be without prejudice to the rights of the parties in respect of any breach of the Agreement occurring prior to such termination.

10 Confidentiality

10.1 Each party undertakes to the other that during and after the Term it will keep confidential and will not, without the prior written consent of the other party, disclose to any third party (except to its legal and professional advisors) any Confidential Information of the other party learned by the recipient party or disclosed to the recipient party by such other party pursuant to or otherwise in connection with the Agreement, except to the extent any Confidential Information:

a) is in, or has become part of, the public domain other than as a result of a breach of the obligations of confidentiality under the Agreement;

b) was in the lawful possession of the recipient party other than as a result of the Agreement;

c) must be disclosed pursuant to a specific requirement of law (including without limitation public disclosure laws) or regulation or by a court of law or by the regulations of any relevant stock exchange or any relevant Regulator, subject to clause 10.2; or

d) subsequently comes lawfully into the possession of the recipient party from a third party without the imposition of any duty of confidentiality by such third party (whether direct or indirect).

10.2 Where a party has to make a disclosure under clause 10.1c) such disclosure may onlybe made:

a) to the extent necessary;

b) to the proper recipient; and

c) provided that the disclosing party, unless prevented by law, has given prior notice to the other party of the requirement and of the information to be disclosed, has allowed the other party an opportunity to comment on the requirement and has taken such comments into consideration (where reasonable) before making the disclosure.

10.3 To the extent that it is necessary to implement the provisions of or perform obligations under the Agreement the recipient party may disclose Confidential Information to its directors, officers, employees, agents, sub-contractors and professional advisers as may reasonably be necessary provided that the recipient party will:

a) before disclosure, make such persons aware of their obligations of confidentiality under the Agreement;

b) at all times procure compliance with such obligations of confidentiality; and

c) be liable to the disclosing party for any breach of those obligations by such persons.

10.4 Each party undertakes to the other that:

a) that party shall not make any inventions, developments or works using or based on the Confidential Information of the disclosing party and, if any such inventions, developments or works are made, that party shall, at the request and cost of the disclosing party, do all such further acts and execute all such documents as may from time to time be necessary to vest all Intellectual Property Rights in such inventions or developments in the disclosing party or its nominee;

b) that party shall not attempt to replicate the Confidential Information of the disclosing party nor to investigate detailed aspects of the Confidential Information of the disclosing party; and

c) that party shall not, and shall procure that that party's personnel and contractors do not, use any of the disclosing party's Confidential Information other than for the purposes of the Agreement. Without limiting the foregoing, that party shall not use the Confidential Information of the disclosing party directly or indirectly

to procure a commercial benefit to that party or a commercial disadvantage to the disclosing party. For the purpose of this clause 10.4(c), a commercial disadvantage shall include that party inventing (or taking any steps preparatory to inventing) or assisting any third party in inventing (or taking any steps preparatory to inventing) any product or service that is based on and/or comprising the Confidential Information of the disclosing party and that enables a third party to directly or indirectly procure a commercial benefit from the Confidential Information of the disclosing party.

10.5 Upon RACELAB's supply to the Customer of any Product(s) or Service(s) ceasing for any reason,the Customer must not make any further use of such Product(s) or Service(s) and, on written request by RACELAB, the Customer must return to RACELAB all Confidential Information of RACELAB held by the Customer in whatever medium and, failing that, allow RACELAB or its authorised representatives access to all relevant premises to remove it. The Customer must, at RACELAB's request, provide a certificate, signed by a director, confirming that the obligations referred to in this clause 10.5 have been met.

10.6 As an exception to the obligations under clause 10.5 the Customer may retain one copy of the Confidential Information of RACELAB in legal files for the purpose of compliance with legal and/or regulatory obligations or for recording compliance with its obligations under the Agreement.

10.7 Access to certain Product(s) and/or Service(s) may be provided to the Customer via user identification ("**IDs**") and passwords, which RACELAB shall notify to the Customer in writing ("**Secure Access**"). The Customer shall be responsible for ensuring the security and proper use of all user IDs and passwords provided to the Customer and used in connection with Secure Access and RACELAB reserves the right (at its sole discretion) to:

a) suspend the Customer's Secure Access if at any time RACELAB reasonably considers that there is or is likely to be a breach of security or proper use; and

b) require the Customer to change any or all of the user IDs or passwords used by the Customer in connection with Secure Access.

10.8 The Customer acknowledges that any user IDs and passwords provided to the Customer under clause 10.7 are confidential and undertakes to RACELAB that the Customer shall notand shall procure that the Customer's associates, directors, officers and employees shall not at any time save with RACELAB's prior consent in writing divulge or communicate them to any person other than to the Customer's directors, officers, employees or professional advisers whose business it is to know the same.

10.9 Each of the parties acknowledges and agrees that any breach of this clause 10 by them could cause injury to the other party and damages might not be an adequate remedy. If a party breaches or threatens to breach any provision of this clause 10, the other party shall be entitled (in addition to claiming damages) to apply for equitable relief in any court of competent jurisdiction. Nothing contained in the Agreement shall be construed as prohibiting either party from pursuing any other remedies available for a breach or threatened breach of this clause 10.

10.10 The obligations of the parties under this clause 10 will continue notwithstanding the termination or expiry of the Agreement.

11 Change of Law or Regulation

11.1 If, as a result of changes to any Relevant Regulation, or the implementation of any new Relevant Regulation, either party reasonably considers that the Agreement, or any provision of the Agreement, or the provision of any Product(s) and/or Service(s) in accordance with the Agreement, needs to be amended in order to comply with such Relevant Regulation, then the parties shall meet as soon as reasonably practicable (and in any event within ten (10) Business Days of a request from the other party) to discuss the impact of the Relevant Regulation in good faith with a view to agreeing modifications to the Agreement that are strictly necessary to implement and carry out the intent of the Agreement within the confines of the Relevant Regulation.

11.2 If the parties agree modifications to the terms of the Agreement in accordance with clause 11.1, then the parties will make any amendments required to the Agreement, or enter into a new agreement (as applicable) to incorporate the agreed terms ormodifications.

11.3 If the parties fail to agree modifications to the terms of the Agreement in accordance with clause 11.1, then either Party shall be entitled to submit the issue as a Dispute in accordance with clause 19 (Dispute Resolution Procedure). If not so agreed, the Agreement shall remain in its then existing form.

12 Entire Agreement and Amendments

12.1 The Agreement contains the entire agreement between the parties with respect to its subject matter and supersedes all previous agreements between the parties in relation thereto except to the extent expressly set out in the Agreement. Each of the parties acknowledges and agrees that it has not entered into the Agreement in reliance on any statement or representation of any person (whether a party to the Agreement or not) other than as expressly incorporated in the Agreement. Each of the parties irrevocably and unconditionally waives any right or remedy it may have to claim damages and/or to rescind the Agreement by reason of any misrepresentation (other than a fraudulent misrepresentation) not contained in the Agreement.

12.2 The Customer agrees that the provision of the Product(s) and/or Service(s) is subject to any arrangements (including restrictions) that RACELAB has with its licensors and/or Rights Holders and that, accordingly, the Customer will comply with any additional terms, conditions and restrictions imposed by RACELAB's licensors and/or Rights Holders (**Third Party Terms**) which RACELAB notifies to the Customer in writing from time to time. The Customer further agrees that RACELAB may suspend or discontinue the provision of any or all of the Product(s) and/or Service(s) to the Customer if the Customer fails to comply with the Third Party Terms.

13 GST

13.1 If any supply made under or in connection with this Agreement is a taxable supply, the consideration that the recipient of that taxable supply must otherwise pay or provide for that taxable supply is increased by the amount of any GST payable in respect of that taxable supply, subject to a valid tax invoice being delivered to the recipient.

13.2 Unless otherwise stated, all amounts referred to in this Agreement, including the Fees, are stated on a GST exclusive basis

13.3 Words or expressions used in this clause and Agreement which have a particular meaning

in the *A New Tax System (Goods and Services Tax) Act 1999* (Cth) have the same meaning, unless the context otherwise requires.

14 Notices

14.1 Any notice required to be served under the Agreement shall be in writing and shall be addressed to, the contact or contacts detailed in the Term Sheet (or such other contact or contacts notified by the Customer to RACELAB in writing from time to time).

14.2 Subject to clause 14.3, any notice required to be served under the Agreement shall be deemed duly given:

a) if delivered by hand, at the time of delivery;

b) if sent by post, on the fifth Business Day after posting; and

c) if delivered by email once transmitted to the recipient email address without a delivery failure notification.

14.3 If deemed receipt occurs before 9.00am on a Business Day the notice shall be deemed to have been received at 9.00am on that day, and if deemed receipt occurs after 5.00pm on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9.00am on the next Business Day.

15 Data Protection

15.1 Each party undertakes to comply with any applicable data protection and privacy legislation as this relates to the provisions and obligations of this Agreement.

16 Severability

16.1 If any provision of the Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of the Agreement will remain in full force and effect and will not in any way be impaired.

17 Variation

17.1 Save as expressly provided in the Agreement, no variation of the Agreement shall be effective unless it is made in writing and executed by the parties.

18 General

18.1 No remedy conferred by any provisions of the Agreement is intended to be exclusive of any other remedy, irrespective of whether that remedy is given under the Agreement or is generally available at the relevant time.

18.2 Each party agrees that it is an independent contractor and shall not hold itself out as being part of the other, or as an agent or partner of the other. Except where otherwise expressly provided for in the Agreement, neither party has any authority or power to bind, contract or negotiate in the name of, or to incur any debt or other obligation on behalf of, or to create any liability against the other, in any way or for any purpose.

18.3 The waiver by any party of any of its rights or remedies arising under the Agreement shall

not constitute a continuing waiver of that right or remedy or a waiver of any other right or remedy.

18.4 Each party will pay its own legal, accountancy and other costs arising out of and in connection with the entry into the Agreement.

18.5 Each party shall take all necessary steps to ensure that slavery and human trafficking is not taking place in any of its supply chains and/or in any part of its business.

18.6 The Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement.

18.7 Subject to clause 18.8, neither party shall, without the prior written consent of the other party (not to be unreasonably withheld or delayed), assign or sub-license any of its rights, or sub-contract, delegate or transfer any of its obligations under the Agreement or extend the benefit of any such rights to any third party. Any purported assignment or transfer in contravention of this clause 18.7 shall be ineffective.

18.8 RACELAB may sub-contract aspects of the provision of the Product(s) and/or Service(s) to third parties, provided that RACELAB' appointment of a sub-contractor shall not relieve RACELAB from any of its obligations under the Agreement and RACELAB shall be responsible for the acts and omissions of any sub-contractor in relation to the sub-contracted aspects.

18.9 Where any term of the Agreement grants a party the right to enter onto the other party's premises for the purposes of providing or receiving the Product(s) and/or Service(s), monitoring compliance with the other party's obligations or otherwise, such rights of the first party shall be subject to compliance by that party's officers, employees, agents and representatives with the other party's then current policies (including any health and safety policies) provided always that the other party has provided the first party with a copy of the relevant policies in advance.

18.10 Unless otherwise expressly stated in the Agreement, access by either party (or its representatives) to any of the other party's premises shall be on reasonable notice during normal working hours.

18.11 Where a party (the "**Indemnifying Party**") indemnifies the other party (the "**Indemnified Party**") under the Agreement, in the event of such a claim, the following shall apply:

a) the Indemnified Party shall promptly notify the Indemnifying Party of any claim or litigation (or potential claim or litigation) to which the indemnification relates;

b) the Indemnified Party shall afford the Indemnifying Party the opportunity to participate in or to take over and control the disposition of the claim or litigation in each case at the expense of the Indemnifying Party;

c) the Indemnified Party shall not in any event make or offer any settlement of the claim or litigation or make any admission of any nature without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed);

d) the Indemnified Party shall (at the Indemnifying Party's reasonable cost) provide all such co-operation and assistance as the Indemnifying Party may reasonably require in the disposition and defence of the claim or litigation. However, such co-operation shall not require the Indemnified Party to incur any material out-of-pocket costs unless put in funds by the Indemnifying Party; and the Indemnified Party shall use its reasonable endeavours to mitigate any loss arising in relation to or as a result of the claim or its subject matter.

19 Dispute Resolution Procedure

19.1 If a party considers that a dispute, controversy, or claim has arisen between the parties out of or in relation to the Agreement (including any question regarding its existence, validity, or termination) ("**Dispute**"), then that party shall notify the other party in writing providing reasonable detail thereof ("**Dispute Notice**").

19.2 Following receipt of a Dispute Notice, the parties shall attempt in good faith to resolve the Dispute.

19.3 If, in the opinion of either party, the Dispute has not been resolved within twenty (20) Business Days of the Dispute Notice, then either party may commence court proceedings in respect of the Dispute.

19.4 Without prejudice to either party's right to seek redress in court, each party shall continue to perform their respective obligations under the Agreement notwithstanding any Dispute.

19.5 Nothing in this clause 19 shall prevent either party from commencing legal proceedings to seek emergency relief, such as an immediate injunction or order for specific performance, or for a judgment for a liquidated sum to which there is no arguabledefence.

20 Governing Law and Jurisdiction

20.1 The Agreement shall be governed by and construed in accordance with the laws of Queensland.

20.2 The parties irrevocably agree that the courts of Queensland shall have exclusive jurisdiction to settle any Dispute (including non-contractual disputes or claims) arising out of or in connection with the Agreement or the subject matter thereof.